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                                                                    EXHIBIT 11.2
                         NEWBRIDGE NETWORKS CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE

        (Accounting principles generally accepted in the United States)
         (Canadian dollars, amounts in thousands except per share data)
                                  (Unaudited)

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
                                                           FISCAL QUARTER ENDED
                                                           --------------------
                                                            Aug 2,     Aug 3,
                                                             1998       1997
                                                           --------   --------
EARNINGS PER SHARE (U.S. GAAP - BASIC)

 Net earnings                                               $ 35,520  $ 64,354
                                                            ========  ========

 Weighted average number of Common
   Shares outstanding during the period                      176,105   172,964
                                                            ========  ========

 Earnings per share (U.S. GAAP)                                $0.20     $0.37
                                                            ========  ========

EARNINGS PER SHARE (U.S. GAAP - DILUTED)

 Net earnings                                               $ 35,520  $ 64,354
                                                            ========  ========

 Weighted average number of Common Shares
   outstanding during the period                             176,105   172,964

 Net effect of dilutive stock options and shares,
   based on the treasury stock method                          2,314     6,857
                                                            --------  --------

 Weighted average number of Common
   Shares and equivalents outstanding
   during the period                                         178,419   179,821
                                                            ========  ========

 Earnings per share (U.S. GAAP)                                $0.20     $0.36
                                                            ========  ========

EARNINGS PER SHARE EXPRESSED IN U.S. DOLLARS

 Daily average exchange rate of a Canadian
  dollar for U.S. dollars as reported by the
   Federal Reserve Bank of New York                         $ 0.6817  $ 0.7242

 Basic earnings per share (U.S. GAAP),  in U.S. dollars        $0.14     $0.27
                                                            ========  ========

 Diluted earnings per share (U.S. GAAP), in U.S. dollars       $0.14     $0.26
                                                            ========  ========

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